Exhibit 99.1
Guess?, Inc. Provides Update Related to Store Closures

Los Angeles, CA-March 27, 2020 - Guess?, Inc. (NYSE: GES) today provided an update related to its store closures in response to the COVID-19 pandemic.

In order to continue to help protect its customers, associates, and the communities it serves, Guess will extend its temporary store closures throughout the U.S. and Canada until further notice. The Company will follow guidance from local government and health organizations to determine when stores will reopen. During this time, customers can continue to shop online through our Guess, Marciano, Guess Factory and gbyguess websites.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 1, 2020, the Company directly operated 1,169 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 560 additional retail stores worldwide. As of February 1, 2020, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.